Exhibit 99.1

2005 Q4 Executive Incentive Compensation Plan

On November 17, 2005, the Compensation Committee of the Company’s Board of Directors approved the 2005 Q4 Executive Incentive Compensation Plan for Jeffrey A. Pullen, Chief Operating Officer — U.S. This plan allows for a maximum bonus payment of $75,000 for the quarter-ending December 31, 2005 if certain quarterly revenue and earnings targets are met.